EXHIBIT 8.1

List of Subsidiaries

Syneron GmbH.	Germany
Syneron Inc.	Delaware
Syneron Canada Corp.	Canada
Syneron Medical (HK) Ltd.	Hong-Kong
Light Instruments Ltd.	Israel
Inlight Corp.	California